Exhibit 10.1

Execution Version

[***] Portions of this exhibit have been redacted because it is both not material and is the type of information that the registrant treats as private or confidential.

This RESTRUCTURING SUPPORT AGREEMENT and the documents attached hereto collectively describe a proposed restructuring of THE COMPANY PARTY THAT WILL BE EFFECTuatED either pursuant to an out-of-court exchange or through FILING CHAPTER 11 CASES in THE BANKruptcy court.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

ThIS restructuring SUPPORT AGREEMENT is the product of Settlement discussions among the parties thereto. Accordingly, thIS restructuring SUPPORT AGREEMENT is protectED BY Rule 408 of the Federal Rules of Evidence and any other applicable statutes or doctrines protecting the use or disclosure of confidential settlement discussions. Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 13.02, collectively, this “Agreement”) is made and entered into as of April 21, 2023 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iv) of this preamble, and any person or entity that becomes a party hereto in accordance with the terms hereof, collectively, the “Parties”):1

i.	The undersigned holders of the Notes that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Party, counsel to the Consenting Senior Secured Lender, and counsel to the Consenting Preferred Shareholders (each, a “Consenting Noteholder,” and collectively, the “Consenting Noteholders”);

ii.	The undersigned holders of the Senior Secured Claims that have executed and delivered counterpart signature pages to this Agreement or a Transfer Agreement to counsel to the Company Party, counsel to the Consenting Noteholders, and counsel to the Consenting Preferred Shareholders (each, a “Consenting Senior Secured Lender,” and collectively, the “Consenting Senior Secured Lenders”);

iii.	The undersigned holders of the Existing Preferred Interests that have executed and delivered counterpart signature pages to this Agreement or a Transfer Agreement to counsel to the Company Party, counsel to the Consenting Noteholders, and counsel to the Consenting Senior Secured Lenders (each, a “Consenting Preferred Shareholder,” and collectively, the “Consenting Preferred Shareholders,” and together with the Consenting Noteholders and Consenting Senior Secured Lenders, collectively, the “Consenting Stakeholders”); and

i.	Accelerate Diagnostics, Inc., a corporation incorporated under the Laws of Delaware (the “Company Party”).

RECITALS

WHEREAS, the Consenting Stakeholders have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Party’s capital structure (collectively, the “Restructuring Transactions”) on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit A hereto (the “Restructuring Term Sheet”).

WHEREAS, the Company Party intends to implement the Restructuring Transactions through either (i) an out-of-court series of transactions or (ii) a solicitation of votes pursuant to a prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code (the “Plan” and the chapter 11 bankruptcy cases commenced by the Company Party and any of its Affiliate(s) to effectuate the Plan, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, severally and not jointly, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.                  Definitions and Interpretation.

1.01.            Definitions. Capitalized terms used but not defined in this Agreement have the meanings given to such terms in Exhibit 1 to Exhibit A attached hereto.

1.02.            Interpretation. For purposes of this Agreement:

(a)               in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender;

(b)              capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)               unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(d)              unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(e)               the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(f)               captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(g)              references to “shareholders”, “directors”, and/or “officers” shall also include “members”, “partners”, and/or “managers”, as applicable, as such terms are defined under the applicable limited liability company or partnership Laws;

(h)              the use of “include” or “including” is without limitation, whether stated or not;

(i)                the phrase “counsel to the Company Party” refers to Sidley Austin LLP;

(j)                the phrase “counsel to the Consenting Noteholders” refers to Gibson, Dunn & Crutcher LLP;

(k)               the phrase “counsel to the Consenting Senior Secured Lenders” refers to Rochelle McCullough, LLP;

(l)                the phrase “counsel to the Consenting Preferred Shareholders” refers to Rochelle McCullough, LLP;

(m)              the phrase “counsel to the Consenting Stakeholders” means, collectively, counsel to the Consenting Noteholders, counsel to the Consenting Senior Secured Lenders, and counsel to the Consenting Preferred Shareholders.

Section 2.                 Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)               Consenting Noteholders holding at least 85% of the outstanding Notes by principal amount shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Party, counsel to the Consenting Senior Secured Lenders, and counsel to the Consenting Preferred Shareholders;

(b)               the Consenting Senior Secured Lender holding 100% of the outstanding Senior Secured Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Party, counsel to the Consenting Noteholders, and counsel to the Consenting Preferred Shareholders;

(c)               the Consenting Preferred Shareholders holding 100% of the outstanding Existing Preferred Interests shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Party, counsel to the Consenting Noteholders, and counsel to the Consenting Senior Secured Lender;

(d)               the Company Party shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting Stakeholders; and

(e)               the Company Party shall have paid in full all Restructuring Expenses incurred and invoiced at least one (1) Business Day prior to the Agreement Effective Date that were not previously paid by the Company Party.

The Company Party shall be provided signature pages of the Consenting Stakeholders in unredacted form; provided, that the Company Party and counsel to the Company Party shall not make any public disclosure of any kind that would disclose the holdings of any Consenting Stakeholders (including the signature pages hereto, which shall not be publicly disclosed or filed) without the prior written consent of such Consenting Stakeholder (which may be by email) or the order of a Bankruptcy Court or other court with competent jurisdiction. For the avoidance of doubt, if there is a subsequent Termination Date as to the Company Party pursuant to Section 11.02, or Section 11.03, any and all provisions of the Agreement referencing “counsel to the Company Party,” a “Company Party,” or the “Company Party” are, and shall continue to be, in full force and effect with respect to the Consenting Stakeholders as if such provisions were written without reference to “counsel to the Company Party,” a “Company Party,” or the “Company Party” and this Agreement, shall be in full force and effect with respect to each other Party hereto until the occurrence of a Termination Date as to such Party.

Section 3.      Definitive Documents.

3.01.            The “Definitive Documents” governing the Restructuring Transactions shall include, without limitation, the following:

(a)	the Consent Solicitation Statement;

(b)	the Charter Amendment;

(c)	the New Indenture;

(d)	the security agreement for the New Senior Secured Convertible Notes;

(e)	the Exchange and Purchase Agreement;

(f)	the Amendment to Existing Securities Purchase Agreement;

(g)	the Amendment to Senior Secured Note;

(h)	the New Securities Purchase Agreement;

(i)	the Management Incentive Plan;

(j)	any and all documentation required to implement, issue, and distribute common stock of the Company Party;

(k)	any and all deeds, agreements, filings, notifications, pleadings, orders, certificates, letters, instruments, or other documents related to the Restructuring Transactions (including any exhibits, amendments, modifications or supplements made from time to time thereto).

If the Company Party pursues the Restructuring Transactions through the Chapter 11 Cases, then “Definitive Documents” shall also include the following:

(l)	the First Day Pleadings and all orders sought pursuant thereto;

(m)	the Plan;

(n)	the Plan Supplement;

(o)	the Disclosure Statement;

(p)	the Disclosure Statement Order;

(q)	the Solicitation Materials;

(r)	the Cash Collateral Order (provided that any rights with respect to the review, consent or other otherwise involving any associated budget shall be negotiated in good faith between the Company Party and the Required Consenting Stakeholders if the Restructuring Transactions are pursued through the Chapter 11 Cases); and

(s)	the Confirmation Order.

3.02.            Each of the Definitive Documents shall be consistent in all respects with the terms and conditions set forth in this Agreement, and shall be in form and substance acceptable to each of the Required Consenting Stakeholders and the Company Party in their respective reasonable discretion.

Section 4.      Commitments of the Consenting Stakeholders.

(a)            During the Agreement Effective Period, each Consenting Stakeholder, severally and not jointly, agrees to:

(i)            support the Restructuring Transactions within the timeframes outlined herein and in the Definitive Documents and vote and exercise any powers or rights available to it (including without limitation in any creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii)           use commercially reasonable efforts to cooperate with and, subject to applicable Laws, assist the Company Party in obtaining additional support for the Restructuring Transactions from the Company Party’s other stakeholders;

(iii)          use any commercially reasonably efforts to give, subject to applicable Laws, any notice, order, instruction, or direction to any applicable Trustee necessary to give effect to the Restructuring Transactions; and

(iv)          negotiate in good faith and use commercially reasonable efforts to execute and implement final Definitive Documents and any other required agreements that are consistent with this Agreement, and any attachments thereto, to enable the Company Party to achieve the Milestones (as defined below) and effectuate and consummate the Restructuring Transactions as contemplated by this Agreement.

(b)            During the Agreement Effective Period, subject to applicable Laws and as otherwise set forth in this Agreement, each Consenting Stakeholder, severally, and not jointly, agrees that it shall not directly or indirectly:

(i)            object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)           either itself or through any representatives or agents, solicit, initiate, negotiate, facilitate, propose, continue, or respond to any Alternative Restructuring Proposal from or with any Entity;

(iii)          initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect this Agreement, or the other Restructuring Transactions contemplated herein against the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement; or

(iv)          exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Company Party.

(c)            During the Agreement Effective Period, to the extent the Company Party pursues the Restructuring Transactions through an out-of-court series of transactions, each Consenting Noteholder shall timely vote and tender all Notes Claims, now or hereafter beneficially owned by such Consenting Noteholder or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof, in favor of such solicitation and exchange in accordance with the Exchange and Purchase Agreement and with such applicable procedures set forth in the pertinent solicitation materials agreed to by the Required Consenting Noteholders.

(d)            During the Agreement Effective Period, to the extent that the Company Party pursues the Restructuring Transactions through Chapter 11 Cases, each Consenting Stakeholder that is entitled to vote Company Claims or Company Interests, now or hereafter beneficially owned by such Consenting Stakeholder or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof, shall:

(i)            vote each of its Company Claims or Company Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot that meet the requirements of Sections 1125 and 1126 of the Bankruptcy Code, whether before or after the commencement of the Chapter 11 Cases; provided, however, that the consent or votes of the Consenting Stakeholders shall be immediately revoked and deemed void ab initio upon the occurrence of the Termination Date (other than as the result of the consummation of the Restructuring Transactions);

(ii)            to the extent it is permitted to elect whether to opt in or out of the releases set forth in the Plan, elect to opt in to, or not to opt out of, the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; provided, however, that the releases of the Consenting Stakeholders shall be immediately revoked and deemed void ab initio upon the occurrence of the Termination Date (other than as the result of the consummation of the Restructuring Transactions) and

(iii)          except as expressly set forth in this Agreement, not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above.

(e)            During the Agreement Effective Period, to the extent that the Company Party pursues the Restructuring Transactions through Chapter 11 Cases consistent with the terms of this Agreement, during the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims or Company Interests, severally and not jointly, will not directly or indirectly:

(i)            object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by the Company Party in the Bankruptcy Court that is consistent with this Agreement;

(ii)            file any motion, pleading, plan of reorganization, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iii)          propose, file, support, consent to, seek formal or informal credit committee approval of, or vote for any Alternative Restructuring Proposal (and shall immediately inform the other Consenting Stakeholders and the Company Party of any notification of any Alternative Restructuring Proposal); or

(iv)          object to, delay, impede, or take any other action to interfere with the Company Party’s ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

(f)            During the Agreement Effective Period, the Consenting Preferred Shareholders agree to take all steps necessary to effectuate the conversion of their Existing Preferred Interests into shares of common stock of the Company Party concurrently with the reorganization of the Notes.

(g)           During the Agreement Effective Period, the Consenting Noteholders agree (i) to not take any Remedial Action and (ii) to give any notice, order, instruction, or direction to the Trustee under the Existing Indenture necessary to give effect to the Restructuring Transactions including, but not limited to, a direction to not take any Remedial Action during the Agreement Effective Period, in each case so long as the Consenting Noteholders are not required to incur any out-of-pocket costs or provide any indemnity in connection therewith.

(h)           By their signature below, each Consenting Noteholder hereby directs the Trustee pursuant of Section 6.09 of the Existing Indenture to not take any Remedial Action during the Agreement Effective Period. The Company Party agrees to indemnify and hold the Trustee harmless from and against any fees, expenses, losses, liabilities, claims, causes of action or litigation (including fees and disbursements of legal counsel incurred in connection therewith) incurred or suffered in connection with following such direction (the “Company Party Indemnity”). The Consenting Noteholders agree to indemnify and hold the Trustee harmless from and against any fees, expenses, losses, liabilities, claims, causes of action or litigation (including fees and disbursements of legal counsel incurred in connection therewith) incurred or suffered in connection with following this direction solely to the extent not covered by the Company Party Indemnity. The Consenting Noteholders shall inform the Trustee of the expiration of the Agreement Effective Period (with to email being sufficient) ..

Section 5.      Commitments of the Company Party.

5.01.        Affirmative Commitments. Except as set forth in Section 6, during the Agreement Effective Period, the Company Party agrees to:

(a)            support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement, including by taking all steps reasonably necessary to meet the following out-of-court milestones (collectively, the “Out-of-Court Milestones”):

(i)            no later than May 1, 2023, the Company Party shall launch a consent solicitation in order to attain shareholder consent for an increase in authorized shares necessary to complete the Restructuring Transactions;

(ii)            no later than May 12, 2023, the Consent Condition shall have occurred;

(iii)          no later than June 1, 2023, the Company Party shall have obtained shareholder consent for an increase in authorized shares necessary to complete the Restructuring Transactions;

(iv)          no later than June 2, 2023, (A) the Parties shall close the Restructuring Transactions (which will be subject to the conditions precedent contained in the Restructuring Term Sheet) (such date, the “Out-of-Court Effective Date”) or (B) the Company Party shall begin solicitation of the Plan to effectuate the Restructuring Transactions through the Chapter 11 Cases;

(b)            If any condition precedent to an Out-of-Court Restructuring is not obtained, comply with the following Chapter 11 milestones (collectively, the “Chapter 11 Milestones” and, together with the Out-of-Court Milestones, collectively, the “Milestones,” and each a “Milestone”):

(i)            no later than the earlier of (a) 30 Business Days after the failure to satisfy an Out-of-Court Milestone (unless waived), and (b) June 30, 2023, the Company Party shall file a petition for relief under chapter 11 of the Bankruptcy Code (the date of such filing, the “Petition Date”);

(ii)            no later than three Business Days after the Petition Date, the Bankruptcy Court shall enter an order approving, on an interim basis, the Cash Collateral Order, as applicable;

(iii)          no later than 23 days after the Petition Date, the Bankruptcy Court shall enter, on a final basis, the Cash Collateral Order;

(iv)          no later than 40 days after the Petition Date, the Bankruptcy Court shall enter the Disclosure Statement Order and Confirmation Order; and

(v)           no later than 50 days after the Petition Date the Restructuring Transactions shall be consummated (the “Plan Effective Date”);

(c)            to the extent that the Company Party pursues the Restructuring Transactions through Chapter 11 Cases, support and take all steps necessary and desirable to facilitate solicitation and confirmation of the Plan;

(d)            to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(e)            use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(f)            negotiate in good faith and use commercially reasonable efforts to (i) execute and deliver the final Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement and (ii) achieve the Milestones;

(g)           use commercially reasonable efforts to seek any necessary additional support for the Restructuring Transactions from their other material stakeholders;

(h)           actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

(i)            upon reasonable request of any of the Consenting Stakeholders, inform counsel to the Consenting Stakeholders as to: (i) the status and progress of the Restructuring Transactions, including progress in relation to the Definitive Documents; and (ii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Stakeholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(j)            take all steps necessary to effectuate the conversion of the Consenting Preferred Shareholders’ Existing Preferred Interests into shares of common stock of the Company Party concurrently with the reorganization of the Notes;

(k)            notify counsel to the Consenting Stakeholders in writing (email being sufficient) of any Remedial Action taken by any creditor within one Business Day of the Company Party receiving notice or obtaining knowledge of such Remedial Action;

(l)            notify counsel to the Consenting Stakeholders in writing (email being sufficient) of the commencement of any material governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened), within one Business Day of the Company Party receiving notice or obtaining knowledge of any of the foregoing;

(m)            notify counsel to the Consenting Stakeholders within one day of the Company Party receiving notice or obtaining knowledge of: (i) any event or circumstance that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Party to terminate, or that would result in the termination of, this Agreement; (ii) any matter or circumstance that they know, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (iii) a breach of this Agreement (including a breach by any Company Party); and (iv) any representation or statement made or deemed to be made by any of them under this Agreement that is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;

(n)            use commercially reasonable efforts to maintain its and its Affiliates’ good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized;

(o)            upon reasonable request of any of the Consenting Stakeholders, provide the Consenting Stakeholders with reasonable access to the Company Party’s books and records during normal business hours on reasonable advance notice to the Company Party’s representatives and without disruption to the operation of the Company Party’s business;

(p)            to the extent that the Company Party pursues the Restructuring Transactions through Chapter 11 Cases, provide to counsel to the Consenting Stakeholders drafts of (i) First Day Pleadings and all orders sought pursuant thereto; (ii) the Plan; (iii) the Plan Supplement; (iv) the Disclosure Statement; (v) the Disclosure Statement Order; (vi) the Solicitation Materials; (vii) the Cash Collateral Order; and (viii) the Confirmation Order, in each case at least two Business Days prior to the date on which such party files such pleading;

(q)            to the extent that the Company Party pursues the Restructuring Transactions through Chapter 11 Cases, use reasonable efforts to provide to counsel to the Consenting Stakeholders drafts of all pleadings that the Company Party or any of its Affiliates intend to file with the Bankruptcy Court at least two days prior to the date on which such party files such pleading; and

(r)            promptly pay Restructuring Expenses, and in any event, no later than the due date provided for by any applicable Fee Letter or any applicable Cash Collateral Order.

5.02.        Negative Commitments. Except as set forth in Section 6, during the Agreement Effective Period, the Company Party shall not directly or indirectly:

(a)         object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)           take any action (i) that is inconsistent in any material respect with the Restructuring Transactions described in this Agreement or, if applicable, the Plan, (ii) is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in this Agreement or, if applicable, the Plan, or (iii) would have the effect of frustrating or impeding approval, implementation and consummation of the Restructuring Transactions described in this Agreement or, if applicable, the Plan;

(c)           directly or indirectly solicit, initiate, encourage, endorse, propose, file, support, approve, or otherwise promote or advance any Alternative Restructuring Proposal;

(d)           sell, or file any motion or application seeking to sell, any assets, other than in the ordinary course of business and consistent with past practice, without the prior written consent of the Required Consenting Noteholders (which may be by email);

(e)            other than as provided in this Agreement and the Restructuring Term Sheet, amend any of their corporate governance or organizational documents without the prior written consent of the Required Consenting Noteholders (which may be by email);

(f)            other than in the ordinary course of business and consistent with past practice or this Agreement, (i) enter into or amend, establish, adopt, restate, supplement, or otherwise modify or accelerate (x) any deferred compensation, incentive, success, retention, bonus, or other compensatory arrangements, policies, programs, practices, plans, or agreements, including, without limitation, offer letters, employment agreements, consulting agreements, severance arrangements, or change in control arrangements with or for the benefit of any employee, or (y) any contracts, arrangements, or commitments that entitle any current or former director, officer, employee, manager, or agent to indemnification from the Company Party, or (ii) amend or terminate any existing compensation or benefit plans or arrangements (including employment agreements), in each case without the prior written consent of the Required Consenting Noteholders (which may be by email);

(g)            other than in the ordinary course of business and consistent with past practice or this Agreement, (i) enter into any settlement regarding any Claims or Interests, (ii) enter into any material agreement that is not consistent with this Agreement, (iii) amend, supplement, modify, or terminate any material agreement in a way that is not consistent with this Agreement, (iv) allow any material agreement to expire if such expiration would frustrate or impede consummation of the Restructuring Transactions, or (v) allow any material permit, license or regulatory approval to lapse, expire, terminate or be revoked, suspended or modified, in each case without the prior written consent of the Required Consenting Noteholders (which may be by email);

(h)            file with any court any motion, pleading, or Definitive Document (including any modifications or amendments thereto) that, in whole or in part, is not consistent with this Agreement;

(i)            to the extent that the Company Party pursues the Restructuring Transactions through Chapter 11 Cases, (i) modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects, or (ii) propose a plan of reorganization that is not consistent with this Agreement in all material respects;

(j)           to the extent that the Company Party pursues the Restructuring Transactions through Chapter 11 Cases, file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement;

(k)            (i) operate its business outside the ordinary course, other than the Restructuring Transactions, or (ii) transfer any asset or right of the Company Party (or its Affiliates) or any asset or right used in the business of the Company Party (or its Affiliates) to any person or entity outside the ordinary course of business;

(l)            engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness, or other similar transaction outside of the ordinary course of business other than the Restructuring Transactions; or

(m)            encourage any Entity to do any of the foregoing.

Section 6.      Additional Provisions Regarding Company Party’s Commitments.

6.01.            Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company Party or the board of directors, board of managers, or similar governing body of the Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 6.01 shall not be deemed to constitute a breach of this Agreement. The Company Party shall give prompt written notice, but in no event any less than one Business Day in advance of any such action or inaction, to the Consenting Stakeholders of any determination in accordance with this Section 6.01 to take any action or inaction.

6.02.            Nothing in this Agreement shall: (a) impair or waive the rights of the Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent the Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 7.      Transfer of Interests and Securities; Joinder.

7.01.            During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims or Company Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)            the authorized transferee is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (iii) an institutional accredited investor (as defined by Rule 501(a)(1), (2), (3), and (7) of the Securities Act), or (iv) a Consenting Stakeholder not in breach of this Agreement;

(b)            either (i) the transferee executes and delivers to counsel to the Consenting Stakeholders and counsel to the Company Party, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder or an affiliate thereof and the transferee provides notice of such Transfer (including the amount and type of Company Claim or Company Interest Transferred) to counsel to the Company Party and counsel to the Consenting Stakeholders by the close of business on the second Business Day following such Transfer; and

(c)            if the Company Party is pursuing the Restructuring Transactions through the filing of the Chapter 11 Cases, such Transfer shall not violate the terms of any order entered by the Bankruptcy Court with respect to preservation of net operating losses.

7.02.        Upon compliance with the requirements of Section 7.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims or Company Interests. With respect to Company Claims or Company Interests held by the relevant transferee upon consummation of a Transfer, such transferee is automatically bound by this Agreement and is deemed to make all of the representations and warranties of a Consenting Stakeholder and undertake all obligations relevant to such transferor (including, for the avoidance of doubt, the commitments made in Section 4) set forth in this Agreement upon the Transfer of such Company Claims or Company Interests. Any Transfer in violation of Section 7.01 shall be void ab initio.

7.03.        This Agreement shall in no way be construed to preclude any Consenting Stakeholders from acquiring additional Company Claims or Company Interests; provided, however, that (a) such additional Company Claims or Company Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement and (b) on the effective date of such transfer, such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim or Company Interest acquired) to counsel to the Company Party within five (5) Business Days of such acquisition.

7.04.        This Section 7 shall not impose any obligation on the Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims or Company Interests. Notwithstanding anything to the contrary herein, to the extent the Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

7.05.        Notwithstanding Section 7.01, (a) a Consenting Stakeholder may Transfer any Company Claims or Company Interests to an Entity that is an Affiliate, affiliated fund, or affiliated entity with a common investment advisor, which Entity shall automatically be bound by this Agreement upon the Transfer of such Company Claims or Company Interests and (b) a Qualified Marketmaker that acquires any Company Claims or Company Interests from such Consenting Stakeholder with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims or Company Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims or Company Interests if such Qualified Marketmaker subsequently Transfers such Company Claims or Company Interests (by purchase, sale assignment, participation, or otherwise) to a transferee that is a Consenting Stakeholder or a transferee who executes and delivers to counsel to the Consenting Stakeholders and counsel to the Company Party, at or before the time of the proposed Transfer, a Transfer Agreement. Notwithstanding the foregoing, to the extent any Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer any Company Claims or Company Interests that it acquires from a holder of such Company Claims or Company Interests that is not a Consenting Stakeholder without the requirement that the transferee be or become a Consenting Stakeholder or execute a Transfer Agreement.

7.06.        Notwithstanding anything to the contrary in this Section 7, the restrictions on Transfer set forth in this Section 7 shall not apply to the grant of any Liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which Lien or encumbrance is released upon the Transfer of such claims and interests.

7.07.        Additional Consenting Stakeholders. Any holder of the Notes that is not a party to this Agreement as of the Agreement Effective Date may, at any time after the Agreement Effective Date, become a Consenting Stakeholder by executing and delivering to counsel to the Consenting Stakeholders and counsel to the Company Party a Joinder, pursuant to which such person shall be bound by the terms of this Agreement.

Section 8.      Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Agreement Effective Date:

(a)            it is the beneficial or record owner, or has validly executed unsettled trades, of the face amount of the Company Claims or Company Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims or Company Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims or Company Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 7);

(b)            it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims or Company Interests;

(c)            such Company Claims or Company Interests are free and clear of any pledge, Lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)            it has the full power to vote, approve changes to, and Transfer all of its Company Claims or Company Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(e)            solely with respect to holders of Company Claims or Company Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined by Rule 501(a)(1), (2), (3), and (7) of the Securities Act), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 9.      Representations and Warranties of Company Party. The Company Party represents and warrants that, as of the Execution Date, it believes that entry into this Agreement is consistent with the exercise of such Company Party’s fiduciary duties, and it has not entered into or agreed to any arrangement with respect to an Alternative Restructuring Proposal.

Section 10.    Mutual Representations, Warranties, and Covenants. Each of the Consenting Stakeholders and each Company Party, in each case severally and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement or Joinder(s):

(a)            it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)           except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)            the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)            except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)            except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 11.      Termination Events.

11.01.      Consenting Stakeholders Termination Events. This Agreement may be terminated (i) with respect to the Consenting Noteholders, by the Required Consenting Noteholders2 by the delivery to the Consenting Senior Secured Lenders, the Consenting Preferred Shareholders, and the Company Party of a written notice in accordance with Section 13.10; (ii) with respect to the Consenting Senior Secured Lenders, by the Required Consenting Senior Secured Lenders3 by the delivery to the Consenting Noteholders, the Consenting Preferred Shareholders, and the Company Party of a written notice in accordance with Section 13.10; and (iii) with respect to the Consenting Preferred Shareholders, by the Required Consenting Preferred Shareholders4 by the delivery to the Consenting Noteholders, the Consenting Senior Secured Lenders, and the Company Party of a written notice in accordance with Section 13.10, upon the occurrence of the following events (“Consenting Stakeholders Termination Events”):

2 “Required Consenting Noteholders” means Consenting Noteholders holding at least a majority of the aggregate principal amount of the Notes held by the Consenting Noteholders.

3 “Required Consenting Senior Secured Lenders” means Consenting Senior Secured Lenders holding at least a majority of the aggregate principal amount held by the Consenting Senior Secured Lenders.

4 “Required Consenting Preferred Shareholders” means Consenting Preferred Shareholders holding at least a majority of the aggregate Existing Preferred Interests held by Consenting Preferred Shareholders.

(a)            the breach in any material respect by the Company Party of its obligations under this Agreement, which breach is not cured within five (5) Business Days after such Company Party has been given written notice of such breach by another Party in accordance with Section 13.10 hereof, or if the Company Party files, publicly announces, or informs the Consenting Stakeholders of its intention to (i) abandon the Restructuring Transactions or (ii) file a Chapter 11 plan of reorganization that contains terms and conditions that are not otherwise consistent with this Agreement and the Restructuring Term Sheet;

(b)            a material breach by the Company Party of any representation, warranty, or covenant of such Company Party set forth in this Agreement that (to the extent curable) remains uncured for a period of five (5) Business Days after such Company Party has been given written notice of such breach by another Party in accordance with Section 13.10 hereof;

(c)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(d)            the failure of the Company Party to pay the Restructuring Expenses on the timeline set forth in the applicable Fee Letter, and such failure is not cured within one (1) Business Day of delivery of notice to the Company Party of such breach;

(e)            the failure to meet a Chapter 11 Milestone that has not been waived or extended pursuant to Section 12(b) of this Agreement;

(f)            this Agreement or any Definitive Document is amended, modified, or supplemented in a manner that materially, adversely and disproportionately affects the rights or treatment of the terminating Consenting Stakeholder; provided, that this section shall only apply to a Consenting Stakeholder whose rights or treatment are materially, adversely and disproportionately affected by such amendment, modification, or supplement and, if a Consenting Stakeholder terminates this Agreement, such Agreement shall otherwise remain in full force and effect with respect to all other Parties;

(g)            the Company Party (i) executes a definitive written agreement with respect to an Alternative Restructuring Proposal, (ii) files, propounds or otherwise supports any Alternative Restructuring Proposal or transaction contemplated thereby, or (iii) publicly announces its intention to do either of (i) or (ii);

(h)            with respect to the Consenting Senior Secured Lenders and Consenting Preferred Shareholders, the breach in any material respect by one or more of the Consenting Noteholders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the delivery of notice of such breach by the Required Consenting Senior Secured Lenders; provided, however, that so long as non-breaching Consenting Noteholders party hereto continue to hold at least 66.67% of the outstanding Notes Claims and comprise greater than one-half in number of the holders of Notes Claims, such termination shall be effective only with respect to such breaching Consenting Noteholder(s);

(i)            with respect to the Consenting Noteholders, the breach in any material respect by one or more of the Consenting Senior Secured Lenders or Consenting Preferred Shareholders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the delivery of notice of such breach by the Required Consenting Noteholders;

(j)            the Company Party (i) repudiates or asserts a defense to any obligation or liability under the Existing Indenture, this Agreement or any of the Notes or (ii) initiates any action, suit or proceeding, at law or in equity, against the Trustee or any Consenting Stakeholder;

(k)            if the Company Party or any of its Affiliates (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the immediately preceding clause (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing; or

(l)            if the Company Party is pursuing the Restructuring Transactions through the filing of the Chapter 11 Cases:

(i)            the entry of an order by the Bankruptcy Court, or the filing of a motion or application by the Company Party or any of its Affiliates seeking an order (i) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases, (iii) dismissing the Chapter 11 Cases, or (iv) rejecting this Agreement;

(ii)            the Company Party or any of its Affiliates loses the exclusive right to file a chapter 11 plan or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(iii)            the Bankruptcy Court enters an order denying confirmation of the Plan;

(iv)            the Company Party files or seeks approval of, or the Bankruptcy Court enters any order approving, any Definitive Document that is not consistent with this Agreement;

(v)            the Company Party (i) files, amends, or modifies, or files a pleading seeking approval of, any Definitive Document or authority to amend or modify any Definitive Document, in a manner that is inconsistent with the consent rights set forth in Section 3.02 or constitutes a breach of this Agreement, (ii) withdraws the Plan without the prior consent of the Required Consenting Stakeholders,5 or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii), in the case of each of the foregoing clauses (i) and (ii), which remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 13.10 detailing any such breach; or

(vi)          the entry of an order by the Bankruptcy Court or any other court of competent jurisdiction, or the filing of a motion, application, or other pleading by the Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders (which may be by email)), reversing or vacating the Confirmation Order.

5 “Required Consenting Stakeholders” means the Required Consenting Noteholders, the Required Consenting Senior Secured Lenders, and the Required Consenting Preferred Shareholders.

11.02.       Company Party Termination Events.  The Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 13.10 hereof upon the occurrence of any of the following events (“Company Party Termination Events”):

(a)            the breach in any material respect by one or more of the Consenting Noteholders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by such Consenting Noteholder(s) of notice of such breach; provided, however, that so long as non-breaching Consenting Noteholders party hereto continue to hold at least 66.67% of the outstanding Notes Claims and comprise greater than one-half in number of the holders of Notes Claims, such termination shall be effective only with respect to such breaching Consenting Noteholder(s);

(b)           the breach in any material respect by one or more of the Consenting Senior Secured Lenders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by such Consenting Senior Secured Lender(s) of notice of such breach; provided, however, that so long as non-breaching Consenting Senior Secured Lenders party hereto continue to hold at least 66.7% of the outstanding Senior Secured Claims and comprise greater than one-half in number of the holders of Senior Secured Claims, such termination shall be effective only with respect to such breaching Consenting Noteholder(s);

(c)            the breach in any material respect by one or more of the Consenting Preferred Shareholders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by such Consenting Preferred Shareholder(s) of notice of such breach; provided, however, that so long as non-breaching Consenting Preferred Shareholder parties hereto continue to hold at least 66.7% of the outstanding Existing Preferred Interests and comprise greater than one-half in number of the holders of Existing Preferred Interests, such termination shall be effective only with respect to such breaching Consenting Noteholder(s);

(d)            the board of directors, board of managers, or such similar governing body of the Company Party determines, after consulting with counsel, that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law, subject to the Company Party’s compliance with Section 6.01;

(e)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 13.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by the Company Party if it sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(f)            during the Agreement Effective Period, any Consenting Stakeholder takes a Remedial Action or requests or directs the Trustee to take any Remedial Action;

(g)           the termination of this Agreement under Section 11.01 by either the Consenting Noteholders, the Consenting Senior Secured Lenders, or the Consenting Preferred Shareholders; or

(h)            to the extent that the Company Party pursues the Restructuring Transactions through Chapter 11 Cases, (x) the Bankruptcy Court enters an order denying confirmation of the Plan or (y) the entry of an order by the Bankruptcy Court (i) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases, (iii) dismissing the Chapter 11 Cases, or (iv) rejecting this Agreement.

11.03.      Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among: (a) the Required Consenting Stakeholders and (b) the Company Party.

11.04.      Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately upon (a) the date that is 10 days after any third party files involuntary bankruptcy petitions in respect of the Company Party unless such petitions have been dismissed or (b) the consummation of the Restructuring Transactions on the terms and conditions set forth in this Agreement.

11.05.      Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action.  To the extent that the Company Party pursues the Restructuring Transactions through Chapter 11 Cases, upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 11.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the date on which the Chapter 11 Cases are commenced, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting the Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of the Company Party or the ability of the Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against the Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 11.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Sections 11.02(a), (b) and (e).

Section 12.     Amendments and Waivers.

(a)            This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12. Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

(b)            This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each Company Party, (b) the Required Consenting Noteholders, (c) the Required Consenting Senior Secured Lenders, and (d) the Required Consenting Preferred Shareholders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims or Company Interests held by a Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver or supplement. Notwithstanding the forgoing, (i) any Milestone may be waived or modified by email agreement, as applicable, by and between the Company Party or counsel to the Company Party, the Required Consenting Noteholders or their counsel, Required Consenting Senior Secured Lenders or their counsel, and Required Consenting Preferred Shareholders or their counsel, and (ii) the Consent Condition may be modified or waived by email agreement by the Company Party and Required Consenting Noteholders.

(c)            The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 13.      Miscellaneous.

13.01.      Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

13.02.      Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signature pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

13.03.      Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court to the extent that the Company Party pursues the Restructuring Transactions through Chapter 11 Cases, from time to time, to effectuate the Restructuring Transactions, as applicable.

13.04.      Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement or Fee Letter.

13.05.      GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE LAWS OF ANY OTHER JURISDICTION TO APPLY.  If the Company Party pursues the Restructuring Transactions through the filing of the Chapter 11 Cases, each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

13.06.      Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.07.      Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

13.08.      Rules of Construction.  This Agreement is the product of negotiations among the Consenting Noteholders, the Consenting Senior Secured Lenders, the Consenting Preferred Shareholders, and the Company Party, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel and, therefore, waive the application of any law, regulation, holding or rule of construction (a) providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document or (b) any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel.

13.09.      Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity.

13.10.      Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to the Company Party, to:

Accelerate Diagnostics, Inc.

3950 S. Country Club Road, Suite 470

Tucson, AZ 85714

Attention: Jack Phillips, Chief Executive Officer; David B. Patience,

Chief Financial Officer; Christopher Simon, Controller

E-mail address: jphillips@axdx.com; dpatience@axdx.com; csimon@axdx.com

and

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Thomas R. Califano, William E. Curtin, Jackson T. Garvey

E-mail addresses: tom.califano@sidley.com; wcurtin@sidley.com;

jgarvey@sidley.com

(b)	if to a Consenting Noteholder, to:

the address(es) set forth on its signature page to this Agreement or the Joinder or

Transfer Agreement signed by such party, as applicable

and

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention: David M. Feldman, Michael S. Neumeister; Jonathan M. Dunworth

E-mail addresses: dfeldman@gibsondunn.com; mneumeister@gibsondunn.com;

jdunworth@gibsondunn.com

(c)	if to a Consenting Senior Secured Lender, to:

the address(es) set forth on its signature page to this Agreement

and

Rochelle McCullough, LLP

325 N. Saint Paul St., Suite 4500

Dallas, TX 75201

Attention: Kevin D. McCullough; Shannon S. Thomas; Joseph F. Postnikoff

E-mail addresses: kdm@romclaw.com; sthomas@romclaw.com;

JPostnikoff@romclaw.com

(d)	if to a Consenting Preferred Shareholder, to:

the address(es) set forth on its signature page to this Agreement

and

Rochelle McCullough, LLP

325 N. Saint Paul St., Suite 4500

Dallas, TX 75201

Attention: Kevin D. McCullough; Shannon S. Thomas; Joseph F. Postnikoff

E-mail addresses: kdm@romclaw.com; sthomas@romclaw.com;

JPostnikoff@romclaw.com

Any notice given by delivery, mail, or courier shall be effective when received.

13.11.      Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Party.

13.12.      Enforceability of Agreement. If the Company Party pursues the Restructuring Transactions through the filing of the Chapter 11 Cases, each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

13.13.      Settlement. If the Restructuring Transactions are not consummated, or if this Agreement is terminated in accordance with its terms for any reason, the Parties fully reserve any and all of their rights and nothing herein shall constitute or be deemed to constitute such Party’s consent or approval of any Chapter 11 plan of reorganization for the Company Party or any waiver of any rights such Party may have under any subordination agreement. Pursuant to rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

13.14.      Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

13.15.      Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

13.16.      Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

13.17.      Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

13.18.      Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims or Company Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims or Company Interests.

13.19.      Relationship Among Consenting Stakeholders.

(a)            Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several, not joint, with respect to each Consenting Stakeholder. None of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, any Consenting Stakeholder, the Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting Stakeholders as a result of this Agreement or the transactions contemplated herein or in the Restructuring Term Sheet, in each case except as expressly set forth in this Agreement. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. It is understood and agreed that any Consenting Stakeholder may trade in any debt or equity securities of the Company Party without the consent of the Company Party or any Consenting Stakeholder, subject to Section 7 of this Agreement and applicable securities laws. No prior history, pattern or practice of sharing confidence among or between any of the Consenting Stakeholders, and/or the Company Party shall in any way affect or negate this understanding and Agreement, and each Consenting Stakeholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Consenting Stakeholder to be joined as an additional party in any proceeding for such purpose. Nothing contained in this Agreement, and no action taken by any Consenting Stakeholder pursuant hereto is intended to constitute the Consenting Stakeholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Consenting Stakeholder is in any way acting in concert or as a member of a “group” with any other Consenting Stakeholder or Consenting Stakeholders within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. As of the date hereof and for so long as this Agreement remains in effect, the Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any securities of any of the Company Party and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (1) each Consenting Stakeholder is entering into this Agreement directly with the Company Party and not with any other Consenting Stakeholder, (2) no other Consenting Stakeholder shall have any right to bring any action against any other Consenting Stakeholder with respect to this Agreement (or any breach thereof) and (3) no Consenting Stakeholder shall, nor shall any action taken by a Consenting Stakeholder pursuant to this Agreement cause such Consenting Stakeholder to, be obligated to vote its Interests in the Company Party in any manner or otherwise be deemed to be acting in concert or as any group with any other Consenting Stakeholder with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Stakeholders are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Stakeholder by the Company Party and vice versa, and the use of a single document is for the convenience of the Company Party. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently. Nothing in this Agreement shall require any Consenting Stakeholder to incur any expenses, liabilities or other obligations, or agreement to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses or other obligations to any Consenting Stakeholder; provided, that the preceding sentence shall not serve to limit, alter, or modify any Consenting Stakeholder’s express obligations hereunder.

(b)           The Company Party acknowledges that the Consenting Stakeholders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Consenting Stakeholders and Company Party acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Stakeholders that principally manage and/or supervise the Consenting Stakeholder’s investment in the Company Party, and shall not apply to any other trading desk or business group of the Consenting Stakeholder so long as they are not acting at the direction or for the benefit of such Consenting Stakeholder.

13.20.      Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company Party, the Required Consenting Noteholders, the Required Consenting Senior Secured Lenders, the Required Consenting Preferred Shareholders, and/or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

13.21.      Good Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent reasonably practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. Further, each of the Parties shall take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement.

13.22.      Public Disclosure. Under no circumstances may any Party make any public disclosure of any kind that would disclose the holdings of any Consenting Stakeholders (including the signature pages hereto, which shall not be publicly disclosed or filed) without the prior written consent of such Consenting Stakeholder (which may be by email) or the order of a Bankruptcy Court or other court with competent jurisdiction.

13.23.      Survival. Notwithstanding (a) any Transfer of any Company Claims or Company Interests in accordance with this Agreement or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 11.05, Section 13, the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

13.24.      Reservations. For the avoidance of doubt, and notwithstanding anything herein to the contrary, nothing herein shall be an acknowledgement, waiver, or admission by the Company Party or any Consenting Noteholder with respect to the amount, validity, priority, security, or characterization of the Senior Secured Note, and all rights, claims, and defenses with respect to the Senior Secured Note are preserved; provided that this Section 13.24 shall not impact, alter, or modify the treatment of the Senior Secured Note as set forth in this Agreement and the Restructuring Term Sheet or the obligations of the Company Party and Consenting Noteholders with respect thereto in this Agreement and the Restructuring Term Sheet.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Company Party Signature Page to
the Restructuring Support Agreement

ACCELERATE DIAGNOSTICS, INC.

By:	/s/ Jack Phillips
Name: Jack Phillips
Title: President and Chief Executive Officer

Consenting Stakeholder Signature Page to
the Restructuring Support Agreement

Consenting Stakeholder

Indaba Capital Management, L.P.

/s/ Derek Schrier
Name: Derek Schrier
Title: CIO and Partner

Address: Indaba Capital Management, L.P. 1 Letterman Drive, Building D, Suite DM700 San Francisco, CA 94129

E-mail address(es): derek@indabacapital.com

Aggregate Amounts Beneficially Owned or Management on Account of: [***]

Consenting Stakeholder Signature Page to
the Restructuring Support Agreement

Consenting Stakeholder

Chicago Venture Partners, LP

/s/ John M. Fife
Name: John M. Fife
Title: President

Address: 303 East Wacker Drive, Suite 1040, Chicago, IL 60601

E-mail address(es): jfife@chicagoventure.com; cstalcup@chicagoventure.com

Aggregate Amounts Beneficially Owned or Management on Account of: [***]

Consenting Stakeholder Signature Page to
the Restructuring Support Agreement

Consenting Stakeholder

RBC CMA LLC

/s/ Sean Stanzak
Name: Sean Stanzak
Title: Managing Director

Address: 200 Vesey St, NY, NY 10281

E-mail address(es): sean.stanzak@rbccm.com

Aggregate Amounts Beneficially Owned or Management on Account of: [***]

Consenting Stakeholder Signature Page to
the Restructuring Support Agreement

Consenting Stakeholder

WOLVERINE FLAGSHIP FUND TRADING LIMITED

/s/ Kenneth L. Nadel
Name: Kenneth L. Nadel
Title: Authorized Signatory

Address: 175 W. Jackson Blvd, Suite 340 Chicago, IL 60604

E-mail address(es): notices@wolvefunds.com

Aggregate Amounts Beneficially Owned or Management on Account of: [***]

Consenting Stakeholder Signature Page to
the Restructuring Support Agreement

Consenting Stakeholder

Penderfund Capital Management Ltd.

/s/ Gina Jones
Name: Gina Jones
Title: Chief Financial Officer

Address: PenderFund Capital Management Ltd. 1830-1066 W Hastings St Vancouver, BC V6E 3X2

E-mail address(es): bondfund@penderfund.com; pgarg@penderfund.com;

gcastle@penderfund.com; gjones@penderfund.com

Aggregate Amounts Beneficially Owned or Management on Account of: [***]

Consenting Stakeholder Signature Page to
the Restructuring Support Agreement

Consenting Stakeholder

Bruce Fund, Inc.

/s/ R. Jeffrey Bruce
Name: R. Jeffrey Bruce
Title: Vice President

Address: BRUCE FUND, INC. Suite 2414 20 North Wacker Drive Chicago, Illinois 60606

E-mail address(es): jbruce22@comcast.net

Aggregate Amounts Beneficially Owned or Management on Account of: [***]

Consenting Stakeholder Signature Page to
the Restructuring Support Agreement

Consenting Stakeholder

JACK W. SCHULER LIVING TRUST

/s/ Jack W. Schuler
Name: Jack W. Schuler
Title: Trustee

Address: 100 N. Field Drive, Suite 360, Lake Forest, IL 60045

E-mail address(es): susank@schulerprogram.org

Aggregate Amounts Beneficially Owned or Management on Account of: [***]

Consenting Stakeholder Signature Page to
the Restructuring Support Agreement

Consenting Stakeholder

THERESE HEIDI SCHULER TRUST

/s/ Therese Hoffman
Name: Therese Hoffman
Title: Trustee

Address: 100 N. Field Drive, Suite 360, Lake Forest, IL 60045

E-mail address(es): susank@schulerprogram.org

Aggregate Amounts Beneficially Owned or Management on Account of: [***]

Consenting Stakeholder Signature Page to
the Restructuring Support Agreement

Consenting Stakeholder

TANYA EVA SCHULER TRUST

/s/ Tanya Sharman
Name: Tanya Sharman
Title: Trustee

Address: 100 N. Field Drive, Suite 360, Lake Forest, IL 60045

E-mail address(es): susank@schulerprogram.org

Aggregate Amounts Beneficially Owned or Management on Account of: [***]

Consenting Stakeholder Signature Page to
the Restructuring Support Agreement

Consenting Stakeholder

SCHULER GRANDCHILDREN LLC

/s/ Tino Schuler
Name: Tino Schuler
Title: Manager

Address: 100 N. Field Drive, Suite 360, Lake Forest, IL 60045

E-mail address(es): susank@schulerprogram.org

Aggregate Amounts Beneficially Owned or Management on Account of: [***]

Trustee Acknowledgment of
the Restructuring Support Agreement

U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, a national banking association, is acknowledging this Agreement solely in its capacity as Trustee under the Existing Indenture and not in its individual capacity and solely for the purposes of acknowledging the direction of the Consenting Noteholders in Section 4(h) of this Agreement. In executing the acknowledgment and acting hereunder, the Trustee shall be entitled to all of the rights, privileges, immunities and indemnities granted to the Trustee under the Existing Indenture, as if such rights, privileges, immunities and indemnities were expressly set forth herein. Promptly after the satisfaction of the conditions set forth in Section 2 of this Agreement, the Company Party shall deliver to the Trustee a written notice confirming the satisfaction of such conditions. The Trustee shall have no duty to monitor or confirm the compliance by Company Party of its obligations under this Agreement.

ACKNOWLEDGED

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Laura Moran
Name: Laura Moran
Title: Vice President
	Address:	Global Trust Corporate Services
One Federal Street
Boston, MA 02110
E-mail address(es): laura.moran@usbank.com

EXHIBIT A

Restructuring Term Sheet

Execution Version

Restructuring Term Sheet

This Restructuring Term Sheet1 describes the principal terms of the Restructuring and the Restructuring Transactions of Accelerate Diagnostics, Inc. The regulatory, corporate, tax, accounting, and other legal and financial matters related to the Restructuring have not been fully evaluated, and any such evaluation may affect the terms and structure of any Restructuring. This Restructuring Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Restructuring Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the Definitive Documents governing the Restructuring, which remain subject to negotiation and completion in accordance with the Restructuring Support Agreement (“RSA”). The Restructuring will not contain any material terms or conditions that are inconsistent in any material respect with this Restructuring Term Sheet or the RSA.

THE RESTRUCTURING TERMS
Restructuring Summary

The Company Party intends to enter into the Restructuring Transactions to, among other things, restructure the debt under the Senior Secured Note and the Notes, and provide for the issuance of the New Senior Secured Convertible Notes and the New Securities Purchase Agreement.

The Company Party and the Consenting Stakeholders will negotiate in good faith to effect the Restructuring as an out-of-court restructuring of the Company’s capital structure as described herein and not involving any judicial proceeding or approval (the “Out-of-Court Restructuring”). In connection with the Out-of-Court Restructuring, holders of no less than 99% in principal amount of the outstanding Notes must execute and participate in the Exchange and Purchase Agreement (the “Consent Condition”).

In the event that the Consent Condition set forth above for the Out-of-Court Restructuring is not obtained or not waived by the date provided for in the RSA, the Restructuring shall be consummated pursuant to a pre-packaged plan of reorganization in the Chapter 11 Cases in the Bankruptcy Court (the “Prepackaged Reorganization”).

1 Capitalized terms used but not defined in this Restructuring Term Sheet have the meanings given to such terms in Exhibit 1 to this Restructuring Term Sheet.

THE RESTRUCTURING TERMS
Conditions Precedent to Restructuring

The following Conditions Precedent to the effectiveness of the Out-of-Court Restructuring or the Prepackaged Reorganization, as applicable, shall be satisfied or mutually waived by the Company Party and Required Consenting Noteholders, and the Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived:

•        To the extent the Restructuring Transactions are implemented through the Out-of-Court Restructuring:

o       the Consent Condition; and

o       the closing under the Exchange and Purchase Agreement shall have occurred pursuant to the terms therein.

•        To the extent the Restructuring Transactions are implemented through the Prepackaged Reorganization:

o       the Bankruptcy Court shall have entered the Confirmation Order confirming the Plan, which shall not be stayed, modified, or vacated and shall not be subject to any pending appeal, and the appeals period for the Confirmation Order shall have expired.

•        Under either the Out-of-Court Restructuring or the Prepackaged Reorganization:

o       the RSA shall continue to be in full force and effect;

o       all Restructuring Expenses shall have been paid;

o       the Existing Preferred Interests shall have been converted into common stock of AXDX on the terms set forth herein;

o       the Senior Secured Claims shall have been paid in common stock of AXDX on the terms set forth herein;

o       the New Securities Purchase Agreement shall be in full force and effect;

o       the New Senior Secured Convertible Notes shall have been issued, and the closing under the indenture for the New Senior Secured Convertible Notes shall have occurred pursuant to the terms therein;

o       the Company Party shall have obtained shareholder consent for an increase in authorized shares necessary to complete the Restructuring Transactions; and

o       each document or agreement constituting the Definitive Documentation shall be in form and substance consistent with the RSA and this Restructuring Term Sheet.

2

THE RESTRUCTURING TERMS
Treatment of the Consenting Senior Secured Lenders	On the Effective Date the Senior Secured Claims in the aggregate principal amount of $35.942 million plus accrued interest through the Effective Date shall be converted into common stock of AXDX at a price of $1.06 per share. In no event shall the date of conversion be extended past the Effective Date without the consent of Required Consenting Noteholders.
Treatment of the Consenting Noteholders	On the Effective Date, the Consenting Noteholders will receive New Senior Secured Convertible Notes in an amount equal to the then principal amount outstanding, plus accrued interest, in exchange for a like aggregate amount of the outstanding existing Notes.
Treatment of the Consenting Preferred Shareholders	On the Effective Date, the Existing Preferred Interests will be converted into 3,954,546 shares of common stock of AXDX.
Treatment of holders of trade Claims and other unsecured Claims	The Company Party’s obligations in respect of trade and other unsecured Claims shall be paid in full in the ordinary course or as otherwise provided for in the Plan.
Treatment of common stock and restricted stock units	Except for dilution by the stock issued as part of the Restructuring (including any stock that may be issued upon conversion of any New Senior Secured Convertible Notes), the existing common stock and restricted stock units of AXDX will not be affected by the Restructuring.
Treatment of existing warrants and options	Except for dilution by the stock issued as part of the Restructuring (including any stock that may be issued upon conversion of any New Senior Secured Convertible Notes), existing warrants and options will not be affected by the Restructuring.
Exchange and Purchase Agreement & New Senior Secured Convertible Notes	The Exchanging Noteholders and the Company Party will enter into an Exchange and Purchase Agreement, pursuant to which the Exchanging Noteholders will receive New Senior Secured Convertible Notes in exchange for a like aggregate amount of the outstanding existing Notes (including accrued but unpaid interest thereon) on the Effective Date. Separately, subject to agreed allocations, certain Consenting Noteholders will commit to collectively purchase for cash $10 million of additional New Senior Secured Convertible Notes, in the aggregate, on the Effective Date.

3

THE RESTRUCTURING TERMS
Amendment to Existing Securities Purchase Agreement	The Existing Securities Purchase Agreement shall be amended to (i) extend the date for performance until the Effective Date of the Restructuring Transactions and (ii) revise the price of the $4 million equity investment to $0.82 per share. In no event shall the date of performance be extended past the Effective Date without the consent of Required Consenting Noteholders.
Amendment to Senior Secured Note	On the Effective Date, prior to the conversion of the Senior Secured Note into common stock pursuant to the terms hereof, the Senior Secured Note shall be amended to revise the Exchange Price (as defined in the Senior Secured Note) to $1.06 per share.
New Securities Purchase Agreement

The Company Party and the Jack W. Schuler Living Trust (“Schuler Trust”) will enter into a new securities purchase agreement (“New Securities Purchase Agreement”), pursuant to which the Schuler Trust will commit to, no later than December 15, 2023 (the “New Securities Purchase Date”), either of the following at the Company’s option:

(1)    Purchase for $10 million a number of shares of common stock based on a $160 million transaction pre-money enterprise value; or

(2)    Backstop $10 million of a common stock equity raise:

(a)    The Schuler Trust shall backstop $10 million and, to the extent other investors participate, the Schuler Trust shall have the right to invest up to a full $10 million in such raise on its same terms;

(b)    For example and for the avoidance of doubt: (i) if the Company Party raises $10 million from other investors, the Schuler Trust shall have no obligations to participate, but shall have the right to purchase an additional $10 million at its election; (ii) if the Company Party raises $3 million from other investors, the Schuler Trust shall have the obligation to purchase $7 million and the right to purchase an additional $3 million at its election; (iii) if the Company Party raises $0 from other investors, the Schuler Trust shall have the obligation to purchase $10 million.

The New Securities Purchase Date shall not be delayed without the consent of the Required Consenting Noteholders.

Settlement of Company’s Claims	Any and all claims the Company Party may have with respect to the amount, validity, priority, security, or characterization of the Senior Secured Note will be resolved in consideration for the obligations undertaken by the Schuler Parties under the Restructuring.

4

THE RESTRUCTURING TERMS
Releases	All Parties shall grant one another customary mutual releases to the fullest extent permitted by applicable law.
Management Incentive Plan	Approximately 10% of the estimated fully diluted common stock of AXDX, post transaction, will be allocated to a management equity incentive plan, on terms to be determined by the post-reorganization board of directors of the Company Party in its reasonable discretion.
Milestones	As provided in Section 4 of the RSA.
Restructuring Expenses

The reasonable and documented fees and expenses of the Consenting Noteholders’ Counsel, the Consenting Senior Secured Lenders’ Counsel, the Consenting Preferred Shareholders’ Counsel, and the Trustee to the extent provided for by section 7.06 of the Existing Indenture and the New Indenture; provided that:

(a)    the fees and expenses of the Consenting Noteholders’ Counsel shall cease to be Restructuring Expenses upon the occurrence of a Termination Date as to the Company Party or the Consenting Noteholders (a “Consenting Noteholders’ Restructuring Expenses Termination Event”), provided, that if a Consenting Noteholders Restructuring Expenses Termination Event occurs, the fees and expenses of the Consenting Noteholders’ Counsel incurred prior to such Consenting Noteholders Restructuring Expenses Termination Event shall be Restructuring Expenses;

(b)    the fees and expenses of the Consenting Senior Secured Lenders’ Counsel shall cease to be Restructuring Expenses upon the occurrence of a Termination Date as to the Company Party or the Consenting Senior Secured Lenders (a “Consenting Senior Secured Lenders’ Restructuring Expenses Termination Event”), provided, that if a Consenting Senior Secured Lenders Restructuring Expenses Termination Event occurs, the fees and expenses of the Consenting Senior Secured Lenders’ Counsel incurred prior to such Consenting Senior Secured Lender Restructuring Expenses Termination Event shall be Restructuring Expenses; and

(c)    the fees and expenses of the Consenting Preferred Shareholders’ Counsel shall cease to be Restructuring Expenses upon the occurrence of a Termination Date as to the Company Party or the Consenting Preferred Shareholders (a “Consenting Preferred Shareholders’ Restructuring Expenses Termination Event”), provided, that if a Consenting Preferred Shareholders Restructuring Expenses Termination Event occurs, the fees and expenses of the Consenting Preferred Shareholders’ Counsel incurred prior to such Consenting Preferred Shareholders Restructuring Expenses Termination Event shall be Restructuring Expenses.

5

Exhibit 1

Definitions

Term	Definition
Affiliate	As defined in section 101(2) of the Bankruptcy Code.
Agreement Effective Date	The date on which the conditions set forth in Section 2 of the RSA have been satisfied or waived by the appropriate Party or Parties in accordance with the RSA.
Agreement Effective Period	With respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.
Alternative Restructuring Proposal	Any proposal, offer, bid, term sheet, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving the Company Party or the debt, equity, or other interests in the Company Party that is an alternative to one or more of the Restructuring Transactions.
Amendment to Existing Securities Purchase Agreement	As defined in this Restructuring Term Sheet.
Amendment to Senior Secured Note	As defined in this Restructuring Term Sheet.
AXDX	Accelerate Diagnostics, Inc.
Bankruptcy Code	Title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.
Bankruptcy Court	The United States Bankruptcy Court in which the Chapter 11 Cases are filed.
Business Day	Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.
Cash Collateral Order	Any orders relating to the use of cash collateral (including any exhibits, schedules, amendments, modifications, or supplements thereto, or any order authorizing the incurrence of credit pursuant to section 364 of the Bankruptcy Code)
Cause of Action	Any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

Term	Definition
Chapter 11 Cases	As defined in the RSA.
Chapter 11 Milestones	As defined in the RSA.
Charter Amendment	Amendment to the Company Party’s charter documents to increase the number of shares of common stock that the Company Party is authorized to issue so as to enable the Company Party to enter into the transactions contemplated under the RSA and Restructuring Term Sheet and to fulfill its obligations thereunder.
Claim	Any claim, as defined in section 101(5) of the Bankruptcy Code.
Company Claims	Claims against the Company Party.
Company Interests	Interests in the Company Party.
Company Party	As defined in the RSA.
Company Party Indemnity	As defined in the RSA.
Company Party Termination Events	As defined in the RSA.
Confidentiality Agreement(s)	An executed confidentiality and non-disclosure agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.
Confirmation Order	The order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.
Consent Solicitation Statement	The statement requesting consent from the holders of the common stock of AXDX to the Charter Amendment.
Consenting Noteholders	As defined in the RSA.

2

Term	Definition
Consenting Noteholders’ Counsel	Gibson, Dunn & Crutcher LLP, in its capacity as counsel to the Consenting Noteholders.
Consenting Noteholders’ Restructuring Expenses Termination Event	As defined in this Restructuring Term Sheet.
Consenting Preferred Shareholders	As defined in the RSA.
Consenting Preferred Shareholders’ Counsel	Rochelle McCullough, LLP, in its capacity as counsel to the Consenting Preferred Shareholders.
Consenting Preferred Shareholders’ Restructuring Expenses Termination Event	As defined in this Restructuring Term Sheet.
Consenting Senior Secured Lenders	As defined in the RSA.
Consenting Senior Secured Lenders’ Counsel	Rochelle McCullough, LLP, in its capacity as counsel to the Consenting Senior Secured Lenders.
Consenting Senior Secured Lenders’ Restructuring Expenses Termination Event	As defined in this Restructuring Term Sheet.
Consenting Stakeholders	As defined in the RSA.
Consenting Stakeholders Termination Events	As defined in the RSA.
Definitive Documents	The documents listed in Section 3 of the RSA.
Disclosure Statement	The related disclosure statement with respect to the Plan.
Disclosure Statement Order	The order (and all exhibits thereto) entered by the Bankruptcy Court approving the adequacy of information in the Disclosure Statement and, to the extent necessary, approving the Solicitation Materials and the solicitation of votes on the Plan, which order may be the Confirmation Order
Effective Date	The Out-of-Court Effective Date or the Plan Effective Date, as applicable
Entity	As defined in section 101(15) of the Bankruptcy Code.
Exchange and Purchase Agreement	As defined in this Restructuring Term Sheet.

3

Term	Definition
Exchanging Noteholders	Holders of Notes that execute the Exchange and Purchase Agreement, and elect to exchange Notes for New Senior Secured Convertible Notes. For the avoidance of doubt, the Consenting Noteholders shall be Exchanging Noteholders.
Execution Date	As defined in the RSA.
Existing Indenture	That certain indenture, dated as of March 7, 2018, by and among AXDX, as the issuer, and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee.
Existing Preferred Interests	The Series A Preferred Stock of AXDX, par value $0.001 per share, issued in the aggregate amount of 3,954,546 shares.
Existing Securities Purchase Agreement	That certain Securities Purchase Agreement, dated as of March 24, 2022, by and between AXDX and the Schuler Trust, as modified from time to time.
Fee Letter

Any engagement letter, fee letter, or other contractual arrangement with the Company Party; including, for the avoidance of doubt, that certain Fee and Expense Reimbursement Agreement between the Company Party and Consenting Noteholders Counsel, dated March 9, 2023, as modified.

Any Fee Letter will remain in effect during the Agreement Effective Period, notwithstanding any provision in such Fee Letter providing for its termination upon termination of the Forbearance Agreement.

First Day Pleading	The first-day pleadings that the Company Party determines in consultation with the Consenting Stakeholders are necessary or desirable to file.
Interest	Any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in the Company Party, including all issued, unissued, authorized, or outstanding shares of capital stock of the Company Party and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in the Company Party.

4

Term	Definition
Joinder	A joinder agreement, and substantially in the form attached to the RSA as Exhibit C, whereby a holder of Claims that is not a Party to the RSA as of the Agreement Effective Date may become a Consenting Stakeholder by executing such joinder agreement.
Law	Any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).
Lien	As defined in section 101(37) of the Bankruptcy Code.
Management Incentive Plan	As defined in this Restructuring Term Sheet.
Milestones	As defined in the RSA.
New Indenture	The indenture, by and among AXDX, as the issuer, and U.S. Bank Trust Company, National Association, as trustee, to be executed in connection with the issuance of the New Senior Secured Convertible Notes.
New Securities Purchase Agreement	As defined in this Restructuring Term Sheet.
New Senior Secured Convertible Notes	The Senior Secured Convertible Notes to be issued in accordance with the terms set forth in Exhibit 2 to this Restructuring Term Sheet.
Notes	The 2.50% convertible senior notes due 2023 issued pursuant to the Existing Indenture.
Notes Claims	All Claims against AXDX arising from or based upon the Notes, including any accrued but unpaid interest, costs, expenses, fees, and/or indemnities.
Out-of-Court Effective Date	As defined in the RSA.
Out-of-Court Milestones	As defined in the RSA.
Out-of-Court Restructuring	As defined in this Restructuring Term Sheet.
Parties	As defined in the RSA.
Petition Date	As defined in the RSA.
Plan	Any plan of reorganization filed by the Company Party under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions, and all exhibits, supplements, appendices, and schedules thereto, either in its present form or as the same may be altered, amended, or modified from time to time.

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Term	Definition
Plan Effective Date	As defined in the RSA.
Plan Supplement	The compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Company Party with the Bankruptcy Court in accordance with this Agreement and the Definitive Documents.
Prepackaged Reorganization	As defined in this Restructuring Term Sheet.
Qualified Marketmaker	An Entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims or Company Interests (or enter with customers into long and short positions in Company Claims or Company Interests), in its capacity as a dealer or market maker in Company Claims or Company Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).
Remedial Action	Any action to enforce, request the enforcement of (including any request upon a trustee or agent), or direct the enforcement of any of the rights and remedies available under any credit agreement, indenture, note, loan agreement, guaranty, collateral or security agreement, or any agreements or instruments entered into in connection with any of the foregoing or any amendments or supplements to any of the foregoing (each a “Debt Document”), including, without limitation, any action to accelerate or collect any amounts with respect to the obligations under a Debt Document, the sending of any written notice to the Company Party that a default or event of default has occurred under a Debt Document and is continuing, the sending of any written request to any trustee or agent under a Debt Document to initiate an action, suit or proceeding such Debt Document, or any action to exercise any rights or remedies under such Debt Document.
Required Consenting Noteholders	As defined in the RSA.
Required Consenting Preferred Shareholders	As defined in the RSA.
Required Consenting Senior Secured Lenders	As defined in the RSA.
Required Consenting Stakeholders	As defined in the RSA.

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Term	Definition
Restructuring	The restructuring of the Company Party pursuant to the Restructuring Transactions, as described in the RSA and this Restructuring Term Sheet.
Restructuring Expenses	As defined in this Restructuring Term Sheet.
Restructuring Term Sheet	As defined in the RSA.
Restructuring Transactions	As defined in the RSA.
RSA	As defined in this Restructuring Term Sheet.
Schuler Parties	The Schuler Trust, the Tanya Eva Schuler Trust, the Theresa Heidi Schuler Trust, and the Schuler Grandchildren LLC.
Schuler Trust	As defined in this Restructuring Term Sheet.
Secured Claim	Any Claim that is (i) secured by property in which the Company Party or its estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of the creditor’s interest in the Company Party’s interest in such property, as provided in section 506(a) of the Bankruptcy Code; or (ii) subject to setoff under section 553 of the Bankruptcy Code, to the extent of the amount subject to setoff, as provided in section 506(a) of the Bankruptcy Code, including any Claim that the holder of which validly elects to treat as secured pursuant to section 1111(b) of the Bankruptcy Code.
Securities Act	The Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.
Senior Secured Claims	All Claims against AXDX arising from or based upon the Senior Secured Note, including any accrued but unpaid interest, costs, expenses, fees, and/or indemnities.
Senior Secured Note	That certain Secured Promissory Note, dated as of August 15, 2022, by and between the Company Party, as borrower, the Schuler Trust, as holder.
Solicitation Materials	The Plan, Disclosure Statement, and related documentation to be distributed to holders of Claims entitled to vote on the Plan to solicit such holders’ votes on the Plan prior to the Chapter 11 Cases being filed.
Termination Date	The date on which termination of the RSA as to a Party is effective in accordance with Section 11 of the RSA.

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Term	Definition
Transfer	To sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).
Transfer Agreement	An executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of the RSA and substantially in the form attached to the RSA as Exhibit B.
Trustee	U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, a national banking association, not in its individual capacity but solely as trustee under that certain Indenture, dated as of March 27, 2018 by an between AXDX, as issuer, and the Trustee.

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Exhibit 2

Term Sheet for the New Senior Secured Convertible Notes

NEW SENIOR SECURED CONVERTIBLE NOTES
Security	Senior Secured Convertible Notes (the “New Senior Secured Convertible Notes”).
Amount	An amount equal to the 2.50% convertible senior notes due 2023 (“Notes”) claims at consummation of the Restructuring.
Borrower	Accelerate Diagnostics, Inc.
Collateral Agent	U.S. Bank Trust Company, National Association, a national banking association, solely in its capacity as collateral agent pursuant to the indenture for the New Senior Secured Convertible Notes.
Guarantors	Guarantees required by (i) any subsidiary that guarantees any other indebtedness of the Borrower, whether incurred before or after the Effective Date and including, for the avoidance of doubt, Permitted Debt; and (ii) any domestic subsidiary which represents over 5% of the consolidated assets or revenue of the Borrower.
Collateral

A Lien on all assets of Borrower and Guarantors (including intellectual property), including pledges of (x) 100% of the equity of all direct domestic subsidiaries of Borrower and the Guarantors and (y) 100% of all direct foreign subsidiaries of Borrower and the Guarantors, subject to customary exceptions to be set forth in the documentation; provided (i) all security documentation will be governed by the Laws of, and no perfection steps shall be required in any jurisdiction other than, the United States and any state thereof, subject to customary exceptions to be set forth in the documentation, and (ii) the percentage of amount of pledged interests in direct foreign subsidiaries of Borrower and the Guarantors shall be subject to material adverse tax impacts to be agreed by the Borrower and Required Consenting Noteholders in their reasonable discretion.

Borrower and Guarantors will be required to execute account control agreements in favor of the Collateral Agent subject to certain customary exclusions to be agreed.

Any asset that constitutes collateral under any other indebtedness of the Borrower (other than capital leases), whether incurred before or after the Effective Date and including, for the avoidance of doubt, Permitted Debt, must be collateral for the New Senior Secured Convertible Notes. Any steps taken to perfect liens on such debt must be taken to perfect the liens securing obligations under the New Senior Secured Convertible Notes.

Tenor	3.5 years.

NEW SENIOR SECURED CONVERTIBLE NOTES
Dividends/Interest	5% PIK.
Conditions Precedent

The conditions precedent for the Out-of-Court Restructuring or the Prepackaged Reorganization, as applicable, shall have been satisfied or waived by the Required Consenting Noteholders.

The Exchange and Purchase Agreement and indenture for the New Senior Secured Convertible Notes shall be subject to conditions, representations, and warranties to be agreed by the Company Party and the Required Consenting Noteholders in their respective sole and reasonable discretion.

2

NEW SENIOR SECURED CONVERTIBLE NOTES
Conversion Price

Convertible into shares of common stock of the Company Party at a strike price equal to the greater of (i) the per share price of the common stock based on a $160 million enterprise value (pre-money) and (ii) the per share price of the common stock based on a $160 million enterprise value (pre-money) plus 50% of the difference between the day 31 to 90 post closing VWAP implied enterprise value and $160 million enterprise value (pre-money), subject to a cap on the per share price of the common stock based on a $176 million enterprise value (pre-money)

For example and the avoidance of doubt:

•      At a $160 million (pre-money) enterprise value implied VWAP, the strike price will be the per share price of the common stock based on a $160 million (pre-money) enterprise value

•      At a $170 million (pre-money) enterprise value implied VWAP, the strike price will be the per share price of the common stock based on a $165 million (pre-money) enterprise value

•      At a $192 million (pre-money) enterprise value implied VWAP, the strike price will be the per share price of the common stock based on a $176 million (pre-money) enterprise value

In the event of changes in the outstanding common stock of the Company Party by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, consolidation, acquisition of the Company Party, or the like, the number, class and type of shares available under the New Senior Secured Convertible Notes in the aggregate and the conversion price shall be correspondingly adjusted to give the noteholder, on exchange for the same aggregate conversion price, the total number, class, and type of shares or other property as the noteholder would have owned had delivery of the shares under the New Senior Secured Convertible Notes been made prior to the event and had the noteholder continued to hold such shares until the event requiring adjustment.

3

NEW SENIOR SECURED CONVERTIBLE NOTES
Redemption

Non-callable for 2 years.

After non-call period, the Company Party may, at its option, redeem the New Senior Secured Convertible Notes for cash at a redemption price equal to the principal amount of the New Senior Secured Convertible Notes to be redeemed plus accrued interest. Holders will be permitted to convert New Senior Secured Convertible Notes called for redemption into common stock of the Company Party at the then applicable conversion rate until the second Business Day prior to the redemption date.

If the Company Party exercises the redemption option it must redeem at least $20 million of the New Senior Secured Convertible Notes and leave no less than $20 million in New Senior Secured Convertible Notes outstanding, unless such notes are redeemed in full.

Change of Control	Upon the occurrence of a change of control, holders will have the right to require the Company Party to repurchase their New Senior Secured Convertible Notes for cash at a price equal to the principal of the New Senior Secured Convertible Notes to be repurchased plus accrued interest. In lieu of requiring the Company Party to repurchase the New Senior Secured Convertible Notes, holders may convert their New Senior Secured Convertible Notes into common stock. The Company Party may redeem all New Senior Secured Convertible Notes not purchased or converted following the Change of Control.
Convertibility/Mandatory Conversion	Convertible at the option of holders at the then-applicable conversion rate. Mandatory conversion N/A.
Anti-Dilution Protection

Anti-dilution provisions for corporate events, including, among others, stock dividends, splits, distribution of rights/options/warrants, spinoffs, and distribution of property.

Anti-dilution provisions do not include below-conversion price stock issuances.

Lock-up Period	No contractual lock-up period.
Tacking	To the extent that any holder that is not an affiliate of the Company Party cannot tack the holding period for the Notes onto the holding period for the New Senior Secured Convertible Notes (or shares of common stock issuable upon conversion thereof) issued in exchange for the Notes and accrued but unpaid interest thereon, the Company Party will provide customary registration rights to the holders.

4

NEW SENIOR SECURED CONVERTIBLE NOTES
Blockers	To the extent requested by any holder, the Company Party will enter into customary “blocker” side letters limiting conversion of the New Senior Secured Convertible Notes.
Covenants

Substantially similar to Existing Indenture, subject to additional provisions provided by the RSA and this Restructuring Term Sheet.

Company Party must consummate New Securities Purchase Agreement with the Schuler Trust no later than the later of December 15, 2023 and 6 months following the Out-of-Court Effective Date (as applicable).

Incurrence of debt senior or pari passu to the New Senior Secured Convertible Notes shall not exceed a total of $25 million (the “Permitted Debt”)

•        $15 million of debt incurrence is permitted prior to the Company’s readout

•        $10 million of additional debt incurrence permitted upon positive readout results

ROFR	Company Party will provide 30 days’ advance notice of any debt proposed to be issued to the Schuler Parties or other insiders to eligible holders of the New Senior Secured Convertible Notes. Within such period, such holders shall have the right to provide debt to Company Party on substantially similar terms no less favorable to the Company Party in lieu of the proposed transaction; subject to provision that allows for req lenders to act on behalf of the class.
Voting	None on an as converted basis.

5

NEW SENIOR SECURED CONVERTIBLE NOTES
Governance

Two current directors of the Board of Directors of the Company Party (“Board”) shall not stand for re-election to the Board, and their terms shall expire on May 31, 2023.

The Company Party will nominate Marran Ogilvie and Jenny Regan (the “New Directors”) for election as independent directors of the Board at the Company Party’s annual shareholder meeting to be held on May 19, 2023. The New Directors shall be added to the Board effective on May 31, 2023.

Following the Effective Date, Indaba Capital Management L.P. shall have the right to identify a candidate to the Board (the “Indaba Nominee”), subject to the Company Party’s consent not to be unreasonably withheld. The Company Party shall appoint the Indaba Nominee to the Board by June 15, 2023, pending any securities law related issues.

Following the addition of the Indaba Nominee to the Board, the Company Party shall reduce the size of the Board from ten directors to nine directors (the “Board Reduction”) by removing one director of the Board prior to its annual shareholder meeting held in May 2024, provided, that neither New Director nor the Indaba Nominee shall be removed pursuant to the Board Reduction.

At such time as the New Senior Secured Convertible Notes are no longer outstanding, Marran Ogilvie and the Indaba Nominee shall resign from the Board, unless the Company Party requests either to remain on the Board. Marran Ogilvie and the Indaba Nominee’s compensation will vest in full upon exit from the Board.

Other	Change of control provisions include all parties, including existing parties owning >10% of shares outstanding.

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EXHIBIT B

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among the Consenting Stakeholders and the other Parties thereto, including the transferor to the Transferee of any Company Claims or Company Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” and a [“Consenting Noteholder”] [“Consenting Senior Secured Lender”][“Consenting Preferred Shareholder”] under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Senior Secured Claims
Notes Claims
Existing Preferred Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT C

Form of Consenting Stakeholder Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among the Consenting Stakeholders and the other Parties thereto, and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Stakeholder” and a “Consenting Noteholder” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder and any further date specified in the Agreement.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Notes Claims

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.